Bowne & Co., Inc.
345 Hudson Street
212/886-0614
Fax: 212/229-7392

NEWS RELEASE

Contact:	William J. Coote
Treasurer
212-886-0614
bill.coote@bowne.com

FOR IMMEDIATE RELEASE

BOWNE & CO. REPORTS 2004 FIRST QUARTER EARNINGS PER
SHARE of $0.09 vs. 2003 FIRST QUARTER LOSS PER SHARE of $0.13

Financial Print Posts Strong Results;
Outsourcing Achieves Record Revenue and Quarter-over-Quarter Profit Increase of 83%;
Global Solutions Continues Revenue Growth

NEW YORK, April 28, 2004 — Bowne & Co., Inc. (NYSE: BNE), a global leader in delivering high-value document management solutions, today announced 2004 first quarter earnings of $3.3 million—or $0.09 per share—compared to a loss of $4.4 million, or $0.13 per share, for the first quarter 2003. The results for both quarters include the impact of restructuring charges.

     Excluding the restructuring charges, net of tax of $4.5 million, pro forma diluted earnings per share were $0.21 in 2004 as compared to a pro forma loss per share of $0.03 in 2003. (See Pro Forma Supplemental Income Information attached hereto for a reconciliation of these non-GAAP financial measures to our consolidated statements of operations).

     Revenues were $289.5 million in the first quarter of 2004 as compared to $255.7 million in the comparable quarter of 2003—a 13% growth rate. Financial Print revenues grew 22%, benefiting from improved transactional activity and increased corporate reporting revenue. Outsourcing and Globalization revenues grew 2% and 3%, respectively.

     “We are extremely pleased with our first quarter performance. The actions we have taken over the past three years to improve the efficiency of our operating model are providing a strong earnings base as the markets rebound,” said Chairman and CEO Robert M. Johnson.

     “The strong results in our Financial Print and Outsourcing businesses not only reflect the modestly improved environment in the capital markets, but also the leverage our more efficient operating models provide to both businesses. The restructuring charges taken in the first quarter are consistent with the guidance we gave at year-end. We expect additional charges in the second quarter as we complete the previously announced restructuring associated with the creation of our more efficient business models. These steps, coupled with the improvement in the markets we serve, make us optimistic about the remainder of 2004. “

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Johnson reported the following regarding each of Bowne’s business segments:

     Financial Print – “For the 2004 first quarter, Financial Print reported a $31.0 million, or 22%, increase in revenues and more significantly, segment profit increased $13.5 million, or 125%, as compared to the 2003 first quarter—underscoring the improved efficiency of our Financial Print business. The strong performance of our Financial Print segment builds on the improvement we experienced in the second half of 2003.”

     “Financial Print’s segment profit margin of 14.4% is up dramatically from last year and is the highest since the second quarter of 2002. Transactional print revenue, while up 49% from the first quarter of 2003, is actually down slightly from each of the last two quarters of 2003. However, the combination of higher compliance activity and the improved efficiency built into our operations resulted in the significantly improving margins that we had forecast. We continue to be optimistic about 2004 in Financial Print, due to the slow-building momentum in the capital markets. In the M&A market, there are several significant transactions in process, and in the IPO market, 42 companies came to market in the first quarter—up from five in the first quarter of 2003—continuing the upward trend from the fourth quarter of 2003.”

     “Within Financial Print, Enterprise Solutions, our digital print group, continues to build momentum in the customized and personalized enrollment and investor kit market. During the quarter a number of new accounts signed contracts for services. We also experienced significant expansion activity within existing accounts and production volumes continue to be significantly higher than in 2003,” Johnson said.

     Business Solutions (BBS) – “Revenues reached a record during the first quarter 2004 of $65.4 million, 2% higher than the 2003 first quarter. More importantly, segment profit margin of 7.1% is the highest since the second quarter of 2002 and the fourth consecutive quarter of segment profit growth. We continue to see the benefits of our 2003 restructuring along with increasing customer volumes. During the quarter, BBS added seven new multi-year contracts with a total contract value of $26 million. Four of these new contracts are within the Legal sector, two are within Investment Banking and one within Financial Services. In addition, we have renewed five contracts with existing clients with a total contract value of $42 million and experienced no client losses.”

     “During the second quarter we expect to see continued growth in existing customer volumes. Our litigation support business, Bowne DecisionQuest, is poised for growth as we continue to profitably grow our Outsourcing Business by driving new service expansions, penetrating new markets and a continued focus on our expenses.”

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     Global Solutions – “Global Solutions’ revenues of $54.6 million represent a 3% increase over the first quarter 2003. Segment profit was down slightly year-over-year, resulting primarily from certain non-recurring expenditures made in the first quarter in anticipation of significantly improving activity as the year progresses. The first quarter also reflects slower activity as a result of normal seasonality. We are optimistic about 2004 for several reasons as we extend our services to a more diversified client base to capture broader market opportunities. This diversification includes a $5 million contract with a leading European telecommunications firm—spanning work in localization, technical writing and related testing; a $2.7 million deal signed with a leading global e-learning course development firm; and several contracts with European clients in the government and public health sectors for translation and interpretations services.”

* * *

Johnson said Bowne continues to focus on cash flow and managing receivables. Average days outstanding increased 2 days to 67 days in 2004. Net debt at March 31, 2004 is up from December 31, 2003 approximately $17.7 million to $141.2 million, principally the result of increased Financial Print work-in-process inventory of $25.6 million—up 80% from December 31, 2003 and 13% as compared to March 31, 2003.

* * *

Business Outlook

The company noted that forward-looking statements of future performance contained in the foregoing and in the following statements and certain statements made elsewhere in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.

The 2004 outlook, which follows, is unchanged from our prior guidance given February 2004.

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2004 Outlook
Revenues	$1.1 to $1.2 billion
Financial Print	$620 to $650 million
Outsourcing	$270 to $280 million
Globalization	$240 to $250 million
Segment Profit:
Financial Print	$70 to $90 million
Outsourcing	$19 to $22 million
Globalization	$18 to $23 million
Corporate/Other	$(17) to $(25) million
Restructuring charges	$(5) to $(7) million
Depreciation and amortization	$43 to $44 million
Interest expense	$10 to $12 million
Diluted earnings per share	$0.45 to $0.77
Diluted earnings per share, excluding restructuring charges	$0.56 to $0.91
Capital expenditures	$25 to $30 million

Bowne & Co. will hold its earnings conference call to review the first quarter 2004 results and discuss the 2004 business outlook, on Thursday, April 29, 2004, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (800) 967-7152 (domestic) or (719) 457-2703 (international) and ask for the Bowne teleconference.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents. Within this segment, Bowne Enterprise Solutions provides digital printing and electronic delivery of personalized communications that enable companies to strengthen relationships and increase market leadership.

•	Bowne Business Solutions: A full array of business process outsourcing and litigation support services that seamlessly integrate technology and operational support.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

Bowne & Co. combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world.

[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Quarters ended March 31,
(in thousands, except per share information)	2004	2003
		(as restated)
Revenue	$289,546	$255,723
Expenses:
Cost of revenue	188,453	173,656
Selling and administrative	75,443	70,181
Depreciation	9,336	10,191
Amortization	905	946
Restructuring, integration and asset impairment charges	6,083	5,192

	280,220	260,166

Operating income (loss)	9,326	(4,443)
Interest expense	(2,801)	(2,333)
Other income, net	420	670

Income (loss) before income taxes	6,945	(6,106)
Income tax expense (benefit )	3,685	(1,689)

Net income (loss)	$3,260	$(4,417)

Total earnings (loss) per share:
Basic	$0.09	$(0.13)
Diluted	$0.09	$(0.13)
Average shares outstanding:
Basic	35,247	33,585
Diluted	36,522	34,599
Dividends per share	$0.055	$0.055

As restated: 2003 first quarter results reflect a correction of $164 thousand, net of tax, or $0.005 per share, related to a reduction in other income from the CaseSoft joint venture investment due to a misinterpretation of a preferential profit allocation provision in the joint venture agreement. This restatement was included in the Company’s 2003 Annual report on Form 10-K dated March 15, 2004.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Mar. 31,	Dec. 31,
(in thousands)	2004	2003
	(unaudited)
Assets
Cash and marketable securities	$12,733	$17,087
Accounts receivable, net	228,841	197,903
Inventories	33,874	20,290
Prepaid expenses and other current assets	30,490	23,330

Total current assets	305,938	258,610

Property, plant and equipment, net	129,628	134,862
Goodwill and other intangibles, net	289,097	292,832
Other assets	27,147	31,298

Total assets	$751,810	$717,602

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$635	$770
Accounts payable and accrued liabilities	178,241	182,462

Total current liabilities	178,876	183,232

Long-term debt	153,330	139,828
Deferred employee compensation and other	58,386	45,807
Stockholders’ equity	361,218	348,735

Total liabilities and stockholders’ equity	$751,810	$717,602

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months ended March 31,
(in thousands)	2004	2003
		(as restated)
Cash flows from operating activities:
Net income (loss)	$3,260	$(4,417)
Depreciation and amortization	10,241	11,137
Asset impairment charges	149	201
Cash used in discontinued operations	(252)	(568)
Changes in other assets and liabilities, net of non-cash transactions	(34,818)	(52,901)

Net cash used in operating activities	(21,420)	(46,548)

Cash flows from investing activities:
Purchase of property, plant and equipment	(5,067)	(5,962)
Other	525	884

Net cash used in investing activities	(4,542)	(5,078)

Cash flows from financing activities:
Proceeds from borrowings	45,967	79,441
Payment of debt	(32,522)	(47,139)
Proceeds from stock options exercised	10,071	387
Payment of dividends	(1,873)	(1,847)

Net cash provided by financing activities	21,643	30,842

Net decrease in cash and cash equivalents	$(4,319)	$(20,784)
Cash and Cash Equivalents—beginning of period	17,010	32,881

Cash and Cash Equivalents—end of period	$12,691	$12,097

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)

Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measures are segment profit and segment profit less depreciation expense. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses, plus the Company’s equity share of income (losses) associated with a joint venture investment in the outsourcing segment. Segment performance is evaluated exclusive of interest, income taxes, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, other expenses and other income. Therefore, this information is presented in order to reconcile to income (loss) before income taxes. The Corporate/Other category includes (i) corporate expenses for shared administrative, legal, finance and other support services which are not directly attributable to the operating segments, (ii) restructuring, integration and asset impairment charges, and (iii) other expenses and other income.

	For the Quarters ended March 31,
(in thousands)	2004	2003
		(as restated)
Revenues:
Financial Printing	$169,523	$138,567
Outsourcing	65,380	64,021
Globalization	54,643	53,135

	$289,546	$255,723

Segment profit (loss):
Financial Printing	24,362	10,846
Outsourcing	4,634	2,531
Globalization	2,039	2,518
Corporate/Other (see detail below)	(11,048)	(8,531)

	19,987	7,364

Depreciation expense:
Financial Printing	6,279	7,125
Outsourcing	1,135	1,013
Globalization	1,518	1,639
Corporate	404	414

	9,336	10,191

Segment profit (loss) less depreciation:
Financial Printing	18,083	3,721
Outsourcing	3,499	1,518
Globalization	521	879
Corporate/Other	(11,452)	(8,945)

	10,651	(2,827)
Amortization	(905)	(946)
Interest expense	(2,801)	(2,333)

Income (loss) before income taxes	$6,945	$(6,106)

Corporate/Other (by type)
Shared corporate expenses	$(5,059)	$(4,009)
Other income, net	94	670
Restructuring charges, integration costs and asset impairment charges	(6,083)	(5,192)

Total	$(11,048)	$(8,531)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Consolidated Statements of Operations
(unaudited)

Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

		For the Quarters ended March 31,
(in thousands, except per share information)		2004	2003
			(as restated)
Net income (loss)		$3,260	$(4,417)
Add back:
Restructuring, integration and asset impairment charges, net of tax	(1)	4,479	3,522

Net income (loss), pro forma		$7,739	$(895)

Earnings (loss) per share:
Basic		$0.09	$(0.13)

Diluted		$0.09	$(0.13)

Earnings (loss) per share—pro forma:
Basic		$0.22	$(0.03)

Diluted		$0.21	$(0.03)

Weighted average shares outstanding:
Basic		35,247	33,585
Diluted		36,522	34,599

(1)	In 2004, restructuring, integration and asset impairment charges of $6.1 million for the first quarter is net of tax benefit of $1.6 million. In 2003, the restructuring, integration and asset impairment charges of $5.2 million for the first quarter is net of tax benefit of $1.7 million.

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